Exhibit 99.1

STONE ENERGY CORPORATION

Announces Public Offering of 5,000,000 Shares of Common Stock

LAFAYETTE, LA. May 7, 2014

Stone Energy Corporation (NYSE: SGY) today announced that it has commenced a registered underwritten public offering of 5,000,000 shares of its common stock. Stone intends to grant the underwriters a 30-day option to purchase 750,000 additional shares of common stock. Stone intends to use the net proceeds from the offering for general corporate purposes, which may include potential development of the Amethyst discovery, potential drilling of a second well at Cardona South, potential Utica Shale development and the acquisition of additional Appalachian acreage.

Barclays Capital Inc. is acting as the sole book-running manager of the offering. The offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (888) 603-5847 or by e-mailing Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities, nor shall there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The common stock will be offered pursuant to an effective registration statement filed with the SEC and a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including the proposed public offering and use of proceeds, future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston, Texas and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration and development of properties in the Deep Water Gulf of Mexico, Appalachia and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.